Exhibit 4.1

CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

1.      Designation and Rank. The designation of the series of preferred stock created hereby shall be "Series A Preferred Stock" (the "Series A Preferred") and the number of shares constituting the Series A Preferred shall be 3,000,000 shares, par value $0.001 per share.

2.      Redemption: Liquidation Preference. The Series A Preferred shall, in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company (a "Liquidation Event"), rank (a) senior to the Company's common stock, par value $0.001 per share (the "Common Stock"), and to any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Series A Preferred in respect of the right to participate in distributions or payments upon a Liquidation Event (the "Junior Stock"); and (b) pari passu with any other class or series of stock of the Company, the terms of which specifically provide that such class or series shall rank pari passu with the Series A Preferred in respect of the right to participate in distributions or payments upon a Liquidation Event. No shares of Series A Preferred may be redeemed by the Company without the express written consent of each holder of such shares (all references herein to “holder” or “Holder” meaning a holder of shares of Series A Preferred Stock, unless otherwise specified), provided or withheld in such holder's sole discretion. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $4.40 per share (such amount, the "Liquidation Preference Amount") before any payment shall be made or any assets distributed to the holders of the Common Stock or Junior Stock. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of the Series A Preferred notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of the Series A Preferred that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.  If the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred upon the occurrence of a Liquidation Event shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 2, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with the shares of Series A Preferred upon the occurrence of such Liquidation Event unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon the occurrence of such Liquidation Event.  At the election of a Holder made by written notice delivered to the Company at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series A Preferred Stock held by such Holder, a Reorganization shall be treated as a Liquidation Event as to such Holder.

3.      Dividends.

(a) Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the date of the initial issuance of the Series A Preferred Stock (the “Issuance Date”). For each outstanding share of Series A Preferred Stock, dividends shall be payable semiannually, at the rate of 5% per annum, on or before each date that is thirty (30) days (or if such thirtieth (30th) day does not fall on a business day, the next following date that is a business day) following the last day of each June and December of each year (each, a "Dividend Payment Date"), with the first Dividend Payment Date to occur promptly following the quarter ended June 30, 2010, and continuing until such share is fully converted.  The Company shall have the right, at its sole and exclusive option, to pay all or any portion of each and every semiannual dividend that is payable on each Dividend Payment Date, either (i) in cash, or (ii) by issuing to the Holder of Series A Preferred Stock such number of additional Series A Preferred Stock which, when multiplied by $4.40 would equal the amount of such semiannual dividend not paid in cash.

(b) Subject to Section 2(a) above, Dividends are payable semiannually in arrears commencing on three (3) business days following the Issuance Date, as contemplated by that certain Securities Purchase Agreement, dated on or about the date hereof (the “Dividend Commencement Date”), by and among the Company and the other Parties thereto, including Purchasers named therein (the "Securities Purchase Agreement"), pursuant to which the Company issued, and such Purchasers purchased, inter alia, the Series A Preferred Stock upon the terms and conditions stated therein. Such initial dividend shall be prorated from the Dividend Commencement Date to the first Dividend Payment Date.

4.      Conversion.

(a) Conversion by the Holders. The holders of the Series A Preferred shall have the following conversion rights (the "Conversion Rights"):

(i)           Right to Convert. At any time on or after the issuance of the Series A Preferred, each share of the Series A Preferred will be convertible into a number of fully paid and nonassessable shares of Common Stock equal to: (i) the Liquidation Preference Amount of such share divided by (ii) the Conversion Price (as defined below) in effect as of the date of the conversion (the “Conversion Rate”).  The "Conversion Price" means $4.40 per share, initially, which may be adjusted from time to time pursuant to Section 5. At any time on or after the issuance of the Series A Preferred, any holder of the Series A Preferred may, at such holder's option, subject to the limitation set forth in Section 7 herein, elect to convert all or any portion of the shares of the Series A Preferred pursuant to this Section 4(a)(i) (a "Conversion"). In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of the Series A Preferred.

(ii)           Mechanics of Conversion. The Conversion of the Series A Preferred shall be conducted in the following manner.

(A)              Holder's Delivery Requirements. To convert the Series A Preferred into full shares of Common Stock on any date (a "Conversion Date"), the holder thereof shall (x) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m.,  New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), in accordance with the notice provisions set forth in Section 12 hereof, to the Company at  Eco Building International, c/o City Zone Holdings Limited, Unit 106, Tern Centre, Tower II, 251 Queen’s Road. Central Hong Kong, Attention: Jianming Hao, Telephone No.:861-3828824414, Fax No.: 86-354-257-1345, with a copy (such a copy shall not constitute notice) to Anslow & Jaclin LLP, 195 Route 9 South, Suite 204, Manalapan, New Jersey 07726, Attention: Richard I. Anslow, Esq. and Eric M. Stein, Esq., and (y) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date the original certificates representing the shares of the Series A Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(B)              Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. The Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall, within five (5) business days following the date of such receipt, issue and deliver to the holder one or more certificates in the name of the holder or its designees representing the number of shares of Common Stock to which the holder shall be entitled.

(C)              Converted Common Stock Held in Book-Entry Form. If the holder specifies in the Conversion Notice that instead of receiving certificates representing Common Stock as described above in this Section 4(a)(ii)(B), it prefers to receive the shares due to it upon conversion in book-entry form, then instead of issuing such certificates, the Company or the Transfer Agent shall issue and deliver to the Depository Trust Company ("DTC") account on the holder's behalf, via the Deposit Withdrawal Agent Commission System ("DWAC"), registered in the name of the holder or its designee, the number of shares of Common Stock to which the holder shall be entitled, according to instructions received in or with the Conversion Notice. Notwithstanding the foregoing, the Company or its Transfer Agent shall only be obligated to issue and deliver shares to DTC on a holder's behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred (a "Registration Statement") is effective.

If the number of shares of the Series A Preferred represented by the Preferred Stock Certificate(s) submitted by a holder for conversion is greater than the number of shares of the Series A Preferred being converted, then the Company shall, as soon as practicable and in no event later than five (5) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of the Series A Preferred not converted.

(D)              Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall, or shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than three (3) business days after receipt of such holder's originally executed Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time the accountant received the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 4(a)(ii)(D).

(E)              Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date; except that in the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon a Conversion, such person or persons will not be treated as the record holder or record holders of such shares unless the dispute is resolved in their favor in accordance with Section 4(a)(ii)(D) above.

(F)              Company's Failure to Timely Convert. Subject to the terms and conditions of this Certificate of Designations, if within five (5) business days of the Company's receipt of the facsimile copy of the executed Conversion Notice (the fifth of such five days, the "Delivery Date") the Company fails (x) to issue and deliver to a holder, in accordance with Section 4(a)(ii)(B) hereof, the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series A Preferred or (y) to issue a new Preferred Stock Certificate representing the number of shares of the Series A Preferred to which such holder is entitled pursuant to Section 4(a) (the "Conversion Failure"), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (the "Purchase Agreement") to be entered into among the Company and the initial holders of the Series A Preferred (including indemnification pursuant to Section 6 thereof), the Company shall pay additional damages to such holder on each business day after the Delivery Date (until such shares of Common Stock and a Preferred Stock Certificate, as applicable, are delivered) in an amount equal to 1.0% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 4(a) to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 4(a)(ii)(B) the number of shares of Common Stock issuable upon Conversion of the shares of the Series A Preferred represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 4(a)(ii)(B) and (B) the Closing Bid Price (as defined below) of the Common Stock on the last possible date which the Company could have issued such

Common Stock or such Preferred Stock Certificate, as the case may be, to such holder without violating Section 4(a)(ii)(B). The term "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price of such security on the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select or any successor market thereto (collectively, “Nasdaq”), AMEX or any successor market thereto, NYSE or any successor market thereto (together with Nasdaq and AMEX, each a “National Stock Exchange”), OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on any date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of the Series A Preferred.

(G)              Buy-In Rights. In addition to any other rights available to the holders of the Series A Preferred, if the Company fails to issue to a holder, on or before the Delivery Date and in accordance with Section 4(a)(ii)(B) hereof, the shares of Common Stock issuable upon a Conversion of the  Series A Preferred to which such holder is entitled, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon a Conversion which the holder anticipated receiving upon such a Conversion (a "Buy-In"), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon  a Conversion that the Company was required to deliver to the holder in connection with the Conversion at issue by (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) not honor the conversion request and reinstate the shares of the Series A Preferred to such holder which were previously presented to the Company for Conversion. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Conversion of 10,000 shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence, the Company may choose to pay to the holder $1,000, at which point, under clause (2), the Company's obligation to issue such 10,000 shares of Common Stock being converted shall terminate and the Company shall be further obligated to reinstate the shares of Series A Preferred that would convert into the 10,000 shares of Common Stock. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon Conversion as required pursuant to the terms hereof.

5.  Adjustments to Conversion Price; Conversion Rate; and Certain Other Adjustments. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred shall be converted shall be subject to adjustment from time to time as hereinafter set forth, notice of which shall be promptly provided to the Series A Preferred holders:

(a)              Stock Dividends, Recapitalization, Reclassification, Split-Up. If, prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or any right to acquire Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on such Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)              Aggregation of Shares. If prior to or on the date of a Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on Conversion shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)              Mergers or Consolidations. If at any time or from time to time prior to the date of a Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above) (each a "Reorganization"), then as a part of such capital reorganization, provision shall be made so that each holder of outstanding  Series A Preferred at the time of such Reorganization shall thereafter be entitled to receive, upon a Conversion, the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon Conversion by such holder would be entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of the Series A Preferred remaining outstanding (or of other convertible preferred stock received by such holders in place thereof) shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as provided above. If this Section 5(c) applies to a Reorganization, Sections 5(a) and 5(b) shall not apply to such Reorganization. In addition to all other rights of the holders of the Series A Preferred contained herein, simultaneous with the occurrence of a Reorganization, each holder of the Series A Preferred shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's shares of the Series A Preferred at a price per share of the Series A Preferred equal to one hundred ten percent (110%) of the Liquidation Preference Amount.

(d)             Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e)             Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Company shall, at any time within two (2) years following the initial issuance date of the Series A Preferred, issue or sell any additional shares of Common Stock ("Additional Shares of Common Stock") or issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (the "Convertible Securities"), or any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents") at a price per share less than $4.40 or without consideration (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares, other than as part of an "Exempt Issuance," as listed under Section 5(f)), then and in such event, the Conversion Price upon each such issuance shall be reduced, concurrently with such issue or sale, to such lesser price paid for such Additional Shares of Common Stock or Convertible Securities and the Conversion Rate then in effect immediately prior to such adjustment, shall be adjusted based on the Conversion Price so adjusted in accordance with the foregoing.

(f)              Restriction on Conversion Rate and Conversion Price Adjustment. Notwithstanding anything to the contrary set forth in Sections 5(a) and 5(e), no adjustment shall be made to the Conversion Price and/or the Conversion Rate with regard to (i) securities issued pursuant to a bona fide firm underwritten public offering of the Company's securities, provided such underwritten public offering has been approved in advance by Maxim Group, LLC (the "Placement Agent"), (ii) securities issued (other than for cash) in connection with a strategic merger, acquisition, or consolidation provided that the issuance of such securities in connection with such strategic merger, acquisition or consolidation has been approved in advance by the Placement Agent, (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital and provided that the issuance of such securities in connection with such bona fide strategic license, agreements or other partnering arrangements has been approved in advance by the Placement Agent, (iv) the issuance or grants of Common Stock or options to purchase Common Stock to employees, officers or directors of the Company pursuant to any equity incentive plan duly adopted by the Board or a committee thereof established for such purpose so long as such issuances in the aggregate do not exceed ten percent (10%) of the total number of then issued and outstanding shares of Common Stock and such issuances shall not be granted at a price less than the fair market value of the Common Stock at the date of such issuance, (v) any warrants, shares of Common Stock or other securities issued to a placement agent and its designees in connection with the transactions contemplated by the Purchase Agreement which have previously been disclosed to the Holder, and (vi) any warrants issued to any advisor or consultant to the Company which are outstanding as of the date of the Purchase Agreement, or are to be issued pursuant to the terms of an engagement letter or other contractual arrangement as of the date of the Purchase Agreement which have previously been disclosed to the Holder (the "Exempt Issuance").

6.   Voting Rights. The holders of shares of the Series A Preferred shall be entitled to the following voting rights:

(a)             Holders of the Series A Preferred shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Series A Preferred, as provided herein.

(b)            Whenever holders of the Series A Preferred are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the Series A Preferred having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. When voting as a separate class, each share of the Series A Preferred shall entitle the holder thereof to one vote.

(c)             Holders of the Series A Preferred shall vote on an "as converted" basis, together with the Common Stock, as a single class, in connection with any proposal submitted to stockholders to: (i) increase the number of authorized shares of capital stock, (ii) to approve the sale of any capital stock of the Company, (iii) adopt an employee stock option plan, or (iv) effect any merger, consolidation, sale of all or substantially all of the assets of the Company, or related consolidation or combination transaction.

(d)             So long as any shares of the Series A Preferred are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of a majority of the then outstanding shares of the Series A Preferred, voting as a separate class:

(i)	in any manner authorize, issue or create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges equal or senior to the Series A Preferred;

(ii)	adversely alter or change the rights, preferences, designations or privileges of the Series A Preferred;

(iii)	amend the Company's Certificate of Incorporation or By-laws in a manner that adversely affects the rights, preferences, designations or privileges of the holders of the Series A Preferred;

(iv)	increase or decrease the authorized number of shares of capital stock of the Company or otherwise reclassify the Company's outstanding securities;

(v)
redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of preferred stock or Common Stock (other than in connection with a share repurchase program that has previously been disclosed to the holders of Series A Preferred and approved by the Board of Directors of the Company, which at such time of approval was an independent board and comprised of at least three (3) independent directors); provided, however, that this restriction shall not apply to the de minimus repurchases of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal; and provided further that this restriction shall not apply to any Conversion, redemption or other acquisition of shares of the Series A Preferred pursuant to this Certificate of Designations; or

(vi)	voluntarily file for bankruptcy, liquidate the Company's assets or make an assignment for the benefit of the Company's creditors.

(e)             Except as set forth in this Certificate of Designations, the Series A Preferred shall have no other voting rights or other rights to consent to any matter to which stockholders of the Company may vote upon or consent to.

7.      Conversion Restriction. Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may a holder of shares of the Series A Preferred convert shares of the Series A Preferred if the number of shares of Common Stock to be issued pursuant to such Conversion would cause the number of shares of Common Stock owned by such holder and its affiliates at such time to equal or exceed, when aggregated with all other shares of Common Stock beneficially owned by such holder and its affiliates at such time, the number of shares of Common Stock which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.9% of the then issued and outstanding shares of Common Stock at such time; provided, however, that upon a holder of the Series A Preferred providing the Company with sixty-one (61) days notice (the "Waiver Notice") that such holder wishes to waive Section 7 of this Certificate of Designations with regard to any or all shares of Common Stock issuable upon a Conversion, this Section 7 shall be of no force or effect with regard to those shares of the Series A Preferred referenced in the Waiver Notice.

8.      Inability to Fully Convert.

(a)           Holder's Option if Company Cannot Fully Convert.

(i)              If, upon the Company's receipt of a Conversion Notice after the initial issuance of the Series A Preferred, the Company cannot issue shares of Common Stock upon a Conversion because the Company does not have a sufficient number of shares of Common Stock authorized and available, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and, with respect to the unconverted Series A Preferred, the holder, solely at such holder's option, may (x) elect, within five (5) business days after receipt of notice from the Company thereof to: (A) require the Company to redeem from such holder those shares of Series A Preferred for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice (such shares of the Series A Preferred, the "Nonconvertible Shares"; such redemption right, the "Mandatory Redemption") at a price per share payable in cash equal to one hundred thirty percent (130%) of the Liquidation Preference Amount (the "Mandatory Redemption Price"); or (B) void its Conversion Notice and retain or have returned, as the case may be, the shares of the Series A Preferred that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice); or if applicable, (y) exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 4(b)(vii) hereof.

(ii)              If, upon the Company's receipt of a Conversion Notice after the initial issuance of the Series A Preferred, the Company cannot issue shares of Common Stock upon a Conversion because the Company, subsequent to the effective date of a Registration Statement, fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then with respect to the shares of Series A Preferred that cannot be converted into registered shares of Common Stock, within five (5) business days after receipt of notice from the Company thereof, the holder may (i) void its Conversion Notice and retain or have returned, as the case may be, the shares of the Series A Preferred that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice), or (ii) require the Company to issue unregistered shares of Common Stock in accordance with such holder's Conversion Notice and demand the Company file a registration statement to register the restricted shares in accordance with the terms of the Registration Statement.

(b)           Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of the Series A Preferred, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of shares of the Series A Preferred that cannot be converted and (iii) the applicable Mandatory Redemption Price, if applicable, pursuant to Sections 8(a)(i)(x) above. If applicable, such holder shall notify the Company of its election pursuant to Section 8(a) above by delivering written notice via facsimile to the Company ("Notice in Response to Inability to Convert").

(c)           Payment of Redemption Price. If a holder shall elect to have its shares redeemed pursuant to Section 8(a)(i)(x) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert, provided, however, that prior to the Company's receipt of the holder's Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all shares of Common Stock issuable to such holder can and will be delivered to the holder in accordance with the terms of Section 4. Until the full Mandatory Redemption Price is paid to such holder, such holder may (i) void the Mandatory Redemption with respect to those shares of the Series A Preferred for which the full Mandatory Redemption Price has not been paid, and (ii) receive back such shares.

(d)              Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of the Series A Preferred on the same day and the Company is able to convert and redeem some, but not all, of the Series A Preferred pursuant to this Section 8, the Company shall convert and redeem from each holder of the Series A Preferred electing to have the Series A Preferred converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of the Series A Preferred held by such holder relative to the number shares of the Series A Preferred outstanding) of all shares of the Series A Preferred being converted and redeemed at such time.

9.      No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

10.      No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon a Conversion, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon a Conversion shall be determined on the basis of the total number of shares of the Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate Conversion.

11.      Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of the Series A Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

12.      Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Certificate of Designations shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the third business day the notice is sent (as evidenced by a sworn affidavit of the sender).  Any notice to be given to the holders of shares of the Series A Preferred shall be addressed to each such holder at its address appearing on the books of the Company.

13.      No Charge for Conversion. The issuance of certificates for shares of Common Stock upon a Conversion shall be made without charge to the converting holders for such certificates and without any tax in respect of the issuance of such certificates.

14.      Reservation of Shares. On and after the initial issuance of the Series A Preferred, the Company shall at all times reserve and keep available out of any stock held as treasury stock or out of its authorized but unissued Common Stock, or both, solely for the purpose of effecting a Conversion, no less than one hundred twenty-five percent (125%) of the aggregate number of shares of Common Stock then issuable upon the Conversion of all outstanding shares of the Series A Preferred. The Company shall, as promptly as possible, in accordance with the laws of the State of Nevada and the federal securities laws, increase the authorized amount of its Common Stock if, at any time, the authorized amount of its Common Stock remaining unissued shall not be greater than 125% of the aggregate number of shares of Common Stock issuable upon the Conversion of all outstanding shares of the Series A Preferred.

15.      Return of Status as Authorized Shares. Upon a Conversion or any other redemption or extinguishment of the Series A Preferred, the shares converted, redeemed or extinguished will be cancelled (and may not be reissued as shares of the Series A Preferred) and automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Certificate of Incorporation.

16.      Amendment. This Certificate of Designations constitutes an agreement between the Company and the holders of the Series A Preferred. For as long as any shares of the Series A Preferred are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of a majority of the then outstanding shares of the Series A Preferred, voting together as a class and series.